Exhibit 10.23

BIOFUEL ENERGY, LLC

CHANGE OF CONTROL PLAN

This Change of Control Plan (the “Plan”), effective as of November 10, 2006, is adopted by BioFuel Energy, LLC, a Delaware limited liability company having its principal executive offices at 1801 Broadway, Suite 1060, Denver, Colorado 80202 (together with all of its Subsidiaries, the “Company”), for the benefit of its employees.

WHEREAS, the Board of Managers of the Company (the “Board”) recognizes that the possibility of a Change of Control (as hereinafter defined) exists and that the threat of or occurrence of a Change of Control can result in significant distractions to the Company’s employees; and

WHEREAS, the Company considers the continued service of its employees to be in the best interest of the Company and its equity holders and desires to assure the continued services of its employees on behalf of the Company in an objective and impartial basis and without distraction or conflict of interest in the event of an attempt to obtain control of the Company;

NOW THEREFORE, the Company hereby adopts this Plan which shall be for the benefit of its employees.

1. Certain Definitions.

“Additional Compensation” means Projected Annual Bonus amounts that, but for a Change of Control, would have been paid to any Employee, such amounts to be determined by the Company in good faith consistent with past practice.

(a) If a Change of Control occurs in any year following the time the Company has paid Bonuses for the prior year, the Additional Compensation shall be calculated in accordance with a fraction, the numerator of which is the number of days the Employee was employed by the Company during the year in which the Change of Control occurs and the denominator of which is 365 (which amount shall be annualized with respect to Executives in order to determine the next “Projected Annual Bonus” for the purposes of calculating any Executive Payment to be made pursuant to this Plan).

(b) If a Change of Control occurs in any year prior to the time the Company has paid Bonuses for the prior year, the Additional Compensation will consist of (i) a Bonus for such prior year which amount will be equal to the most recent annual Bonus or, if such person did not receive an annual Bonus for the prior year, the target annual Bonus applicable to such person plus (ii) a payment for the year in which the Change of Control occurs which will be a pro rata portion of the Projected Annual Bonus for such year calculated in accordance with a fraction, the numerator of which is the number of days the Employee was employed by the Company during the year and the denominator of which is 365.

“Base Compensation” with respect to all Employees, means an amount equal to such Employee’s (a) Base Salary plus (b) an amount equal to the greater of the Company’s Board approved 401(k) contribution for such Employee in the year immediately preceding the year in which a Payment is to be made or the target 401(k) contribution for such Employee in the year in which a Payment is to be made, plus (c) an amount equal to the Company’s annualized deferred compensation matching contribution with respect to such Employee for the year in which a Payment is to be made.

“Base Salary” with respect to all Employees, means an amount equal to such Employee’s annual salary.

“Bonus” with respect to all Employees, means the amount of such Employee’s annual compensation, other than such Employee’s Base Compensation, which is designated by the Company as “bonus” compensation.

“Cause” means (a) an act or acts of dishonesty by an Employee constituting a felony under applicable law and/or (b) willful malfeasance or willful misconduct by an Employee in connection with his employment. Notwithstanding the foregoing, an Executive or Key Manager shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to such Executive or Key Manager a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the Compensation Committee of the Board called and held for the purpose (after reasonable notice and opportunity for the Executive or Key Manager, together with counsel to be heard before the Compensation Committee of the Board), finding that in the good faith opinion of the Compensation Committee of the Board the Executive or Key Manager engaged in the conduct described above.

“Change of Control” means any of the following:

(a) a merger or consolidation of the Company with any other entity, unless the proposed merger or consolidation would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 60% of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation;

(b) a plan of complete liquidation of the Company shall have been adopted or the holders of voting securities of the Company shall have approved an agreement for the sale or disposition by the Company (in one transaction or a series of transactions) of all or substantially all of the Company’s assets;

(c) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (“1934 Act”)) shall become the “beneficial owner” (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of 25% or more of the combined voting power of the Company’s then outstanding securities, other than any holders of the Company which held in excess of 25% of the combined voting power at the time this Plan was adopted;

(d) during any period of two consecutive years, members who at the beginning of such period constituted the Board shall have ceased for any reason to constitute a majority thereof, unless the election, or nomination for election by the Company’s equity holders, of each director shall have been approved by the vote of at least two-thirds of the directors then still in office and who were directors at the beginning of such period (so long as such director was not nominated by a person who has expressed an intent to effect a Change of Control or engage in a proxy or other control contest); or

(e) the occurrence of any other Change of Control of a nature that would be required to be reported in accordance with Form 8-K pursuant to Sections 13 or 15(d) of the 1934 Act or in the Company’s proxy statement in accordance with Schedule 14A of Regulation 14A promulgated under the 1934 Act, or in any successor forms or regulations to the same effect.

Notwithstanding the foregoing, in no event shall a Change of Control be deemed to occur upon the occurrence of any of the following: (i) any acquisition of the Company’s equity interests or shares by the Company, (ii) any acquisition of the Company’s equity interests or shares by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company, or (iii) any recapitalization or conversion of the Company into a corporation in advance of an IPO.

“Employee” means any person who is an Executive, Key Manager or Other Employee.

“Executive” means any person who is an executive officer of the Company on the day immediately prior to a Change of Control, other than those officers designated by the Board to be excluded under the terms of this Plan, such list to include at the date of adoption of the Plan the Chairman, the Chief Executive Officer and President and the Executive Vice President and Chief Operating Officer.

“Executive Payment” means with respect to any Executive, (i) an amount equal to 100% of such Executive’s Base Compensation for the year in which the Executive Payment is to be made plus (ii) such

Executive’s Additional Compensation plus (iii) an amount equal to 100% of the greater of (a) such Executive’s most recent annual Bonus (including Bonus payments made by the Company or its predecessors and whether or not paid at the time of the Change of Control) or (b) the Projected Annual Bonus for the calendar year in which the Change of Control occurs.

“Key Manager” means any person listed on Schedule I attached hereto, as such schedule may be amended or modified from time to time prior to a Change of Control by resolution of the Board or the Compensation Committee of the Board.

“Key Manager Payment” means with respect to any Key Manager, (i) an amount equal to 100% of such Key Manager’s Base Compensation for the year in which the Key Manager Payment is to be made plus (ii) such Key Manager’s Additional Compensation.

“Material Change” means, without the Employee’s written consent, (i) a change of status, position or responsibilities which, in the Employee’s reasonable judgment, does not represent a promotion from existing status, position or responsibilities as in effect immediately prior to the Change of Control; the assignment of any duties or responsibilities which, in the Employee’s reasonable judgment, are inconsistent with such status, position or responsibilities; or any removal from or failure to reappoint or reelect the Employee to any of such positions, except in connection with the termination for total and permanent disability, death or Cause or by him other than for good reason; (ii) a reduction by the Company in the Employee’s Base Compensation as in effect on the date of the Change of Control; (iii) the relocation of the Employee by the Company to any place not within 25 miles of the location at which the Employee performed duties prior to a Change of Control, except for required travel on the Company’s business to an extent substantially consistent with business travel obligations at the time of a Change of Control; (iv) the failure of the Company to continue in effect any incentive, bonus or other compensation plan in which the Employee participates, including but not limited to any equity incentive and deferred compensation plans, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan), evidenced by the Employee’s written consent, has been made with respect to such plan in connection with the Change of Control, or the failure by the Company to continue the Employee’s participation therein, or any action by the Company which would directly or indirectly materially reduce participation therein; (v) the failure by the Company to continue to provide the Employee with benefits substantially similar to those enjoyed or entitled under any of the Company’s profit sharing, life insurance, medical dental health and accident, or disability plans at the time of a Change of Control, the taking of any action by the Company which would directly or indirectly materially reduce any of such benefits or deprive the Employee of any material fringe benefit enjoyed or entitled to at the time of the Change of Control, or the failure by the Company to provide the number of paid vacation and sick leave days to which the Employee is entitled on the basis of years of service with the Company in accordance with the Company’s normal vacation policy in effect on the date of the Change of Control; (vi) the failure of the Company to obtain a satisfactory agreement from any successor or assign of the Company to assume and agree to perform this Plan; (vii) any purported termination of the Employee’s employment which is not effected pursuant to this Plan; or (viii) any request by the Company that the Employee participate in an unlawful act or take any action constituting a breach of the Employee’s professional standard of conduct.

“Other Employee” means any person who is an employee of the Company, other than any employee who is an Executive or Key Manager, on the day immediately prior to a Change of Control.

“Other Employee Payment” with respect to any Other Employee, means an amount equal to (i) 50% of such Other Employee’s Base Salary for the year in which the Other Employee Payment is to be made plus (ii) such Other Employee’s Additional Compensation.

“Notice of Termination” means a notice which informs the Employee of the effective date of the termination of Employee’s employment.

“Payment” means the Other Employee Payment, Key Manager Payment and the Executive Payment.

2. Immediate Vesting

(a) Upon a Change of Control, all non-vested securities of the Company held by Employees shall automatically vest.

(b) Upon a Change of Control, all non-vested rights under, or in connection with, all of the Company’s benefit plans, including, without limitation, the Company’s 401(k) plan, bonus plan (including cash and/or equity securities) and deferred compensation plan shall automatically vest.

3. Payments

(a) If any Executive is terminated without cause within one year following a Change of Control, or if any Executive resigns within 30 days of a Material Change occurring within one year following a Change of Control (which Material Change shall be deemed to be constructive termination), then such Executive shall receive an Executive Payment.

(b) If any Key Manager is terminated without cause within one year following a Change of Control, or if any Key Manager resigns within 30 days of a Material Change occurring within one year following a Change of Control (which Material Change shall be deemed to be constructive termination), then such Key Manager shall receive a Key Manager Payment.

(c) If any Other Employee is terminated without cause within one year following a Change of Control, or if any Other Employee resigns within 30 days of a Material Change occurring within one year following a Change of Control (which Material Change shall be deemed to be constructive termination), then such Other Employee shall receive an Other Employee Payment.

(d) Notwithstanding the foregoing, the amount of the Payment shall be dependent upon the duration of employment with the Company. If such Employee has been employed by the Company for less than one year, Employee will receive one-half of the Payment. If such Employee has been employed by the Company for at least one year, Employee will receive the full amount of the Payment.

(e) If any Employee is entitled to receive a Payment pursuant to this Section 3, the Company agrees to pay such Payment to the Employee as termination compensation in a lump-sum payment within five (5) calendar days of the termination of the Employee’s employment or such Employee’s resignation due to a Material Change.

4. Additional Provisions.

(a) Enforcement of Plan and Fees and Expenses. The Company shall pay all reasonable legal fees and related expenses (including the costs of experts, evidence and counsel) incurred by an Employee as they become due as a result of a good faith dispute in which the Employee seeks to obtain or enforce any right or benefit provided by this Plan or by any other plan or arrangement maintained by the Company under which the Employee is or may be entitled to receive benefits; provided, however, that the circumstances giving rise to such dispute occurred on or after a Change of Control; provided, further, that no such payment by the Company shall be required if there is a determination by any court or arbitrator determining such dispute that there was no reasonable good faith basis for such Employee’s dispute and, further, upon such a determination, the Employee shall repay to the Company any and all legal fees and related expenses the Company has advanced to the Employee in pursuit of such dispute.

(b) Severance Pay; No Duty to Mitigate. The amounts payable to Employees under this Plan shall not be treated as damages but as severance compensation to which Employees are entitled by reason of termination of employment in the circumstances contemplated by this Plan. The Company shall not be entitled to set off against the amounts payable to Employees of any amounts earned by any Employee in other employment after termination of employment with the Company, or any amounts which might have been earned by any Employee in other employment had other such employment been sought.

(c) Notice of Termination. Subsequent to any Change of Control, termination by the Company shall be communicated by written Notice of Termination to the terminated Employee in accordance with Section 4(h) hereof.

(d) Parachute Payment Limitation. If any payment or benefit to the Employee under this Plan would be considered a “parachute payment” within the meaning of Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the “Code”) and if, after reduction for any applicable federal excise tax imposed by Code Section 4999 (the “Excise Tax”) and federal income tax imposed by the Code, the Employee’s net proceeds of the amounts payable and the benefits provided under this Plan would be less than the amount of the Employee’s net proceeds resulting from the payment of the Reduced Amount described below, after reduction for federal income taxes, then the amount payable and the benefits provided under this Plan shall be limited to the Reduced Amount. The “Reduced Amount” shall be the largest amount that could be received by the Employee under this Plan such that no amount paid to the Employee under this Plan and any other agreement, contract, or understanding heretofore or hereafter entered into between the Employee and the Company (the “Other Agreements”) and any formal or informal plan or other arrangement heretofore or hereafter adopted by the Company for the direct or indirect provision of compensation to the Employee (including groups or classes of participants or beneficiaries of which the Employee is a member), whether or not such compensation is deferred, is in cash or is in the form of a benefit to or for the Employee (a “Benefit Plan”) would be subject to the Excise Tax. The Reduced Amount shall be calculated by a nationally recognized benefit consulting firm or accounting firm (the “Firm”), which amount shall be presented to the Employee for review. In the event that the amount payable to the Employee shall be limited to the Reduced Amount, then the Employee shall have the right, in the Employee’s sole discretion, to designate those payments or benefits under this Plan, any Other Agreements, and/or any Benefit Plans, that should be reduced or eliminated so as to avoid having the payment to the Employee under this Plan be subject to the Excise Tax.

In the event that the Internal Revenue Service claims that any payment or benefit received under this Plan, the Other Agreements or the Benefit Plans constitutes an “excess parachute payment,” within the meaning of Section 280G(b)(1) of the Code, the Employee shall notify the Company in writing of such claim. The Employee may then, at his or her own option and expense, choose to dispute the Internal Revenue Service Claim or pay such claim. In either event, the Employee shall promptly notify the Company of the action such Employee has taken with respect to such claim, and, if the Employee chooses to dispute such claim, then the Employee shall provide the Company with quarterly updates of the status of such dispute.

(e) Governing Law. This Plan shall be governed by and subject to the laws of the State of Delaware.

(f) Severability. The invalidity or unenforceability of any particular provision of this particular Plan shall not affect the other provisions, and this Plan shall be construed in all respects as if such invalid or unenforceable provision has not been contained herein.

(g) Captions. The captions in this Plan are for convenience and identification purposes only, are not an integral part of this Plan, and are not to be considered in the interpretation of any part hereof.

(h) Notices. Except as specifically set forth in this Plan, all notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered in person or sent by registered or certified mail, postage prepaid. Notices to the Company shall be addressed to BioFuel Energy, LLC, 1801 Broadway, Suite 1060, Denver, Colorado 80202, attention: President. Notices to Employees, if mailed, shall be addressed to the latest address which the Company has for such Employee.

(i) Amendment and Termination. This Plan may be amended or terminated by the Company at any time; provided, however, that the Plan may not be amended or terminated during the period commencing on the date of a Change of Control and ending on the first anniversary of the Change of Control, provided, further, that no amendment or termination of this Plan following a Change of

Control may alter or curtail the entitlements of an Employee accrued under the terms of this Plan by virtue of a termination of the Employee’s employment prior to such amendment or termination and the Company shall continue to provide the benefits or payments to which an Employee had become entitled hereunder prior to the termination or amendment of this Plan.